Max Maxfield, WY Secretary of State

FILED: 12/10/2012 09:23 AM

ID: 2012-000634094

Wyoming Secretary of State

State Capitol Building, Room 110

200 West 24th Street

Cheyenne, WY 82002-0020

Ph. 307.777.7311

Fax 307.777.5339

Email: Business@wyo.gov

Profit Corporation

Articles of Incorporation

1. Corporation name:

TeleHealthCare, Inc.

2. Name and physical address of its registered agent: (The registered agent may be an individual resident in Wyoming, a domestic or foreign entity authorized to transact business in Wyoming, having a business office identical with such registered office. The registered agent must have a physical address in Wyoming. A Post Office Box or Drop Box is not acceptable. If the registered office includes a suite number, it must be included in the registered office address.)

Incorp. Services, Inc.

1621 Central Ave.

Cheyenne, WY 82001

3. Mailing address of the corporation:

1328 W. Balboa Blvd.,

Newport Beach, CA 92661

4. Principal office address:

5. Number and class of shares the corporation will have the authority to issue:

200,000,000 Common Stock

6. Incorporators (list names and addresses of each incorporator):

 Eric Stoppenhagen

7. Execution (all incorporators must sign):

Signature: ___/s/ Eric Stoppenhagen_____________ Date: (11/29/2012)

Print Name: Signature: ___Eric Stoppenhagen______

Contact Person: Eric Stoppenhagen